EXHIBIT 10.6(C)

ALLOCATION AGREEMENT

By and Among

American Safety Insurance Services, Inc.

American Safety Casualty Insurance Company

American Safety Indemnity Company, and

American Safety Risk Retention Group

THIS ALLOCATION AGREEMENT entered into as of the 31st day of March 2002, and made effective January 1, 2002, by and between American Safety Insurance Services, Inc., a Georgia corporation (hereinafter referred to as “ASIS”), American Safety Casualty Insurance Company, a Delaware stock insurance company, American Safety Indemnity Company, an Oklahoma stock insurance company, and American Safety Risk Retention Group, Inc., a Vermont risk retention group (each a “Company” and, collectively, the “Companies”).

WHEREAS, each of the Companies has separately entered into substantively similar program management agreements (each a “Program Management” and, collectively, the “Program Management Agreements”) with ASIS for the performance of certain technical and administrative services; and

WHEREAS, Section “D” of each Program Management Agreement sets forth compensation to be paid to ASIS by the counterparty thereto; and

WHEREAS, the parties hereto have determined that it serves to increase efficiency and decrease costs to collectively share and allocate the costs and expenses arising out of the Program Management Agreements;

NOW, THEREFORE, for and in consideration of these premises and the mutual benefits accruing to the parties, it is hereby agreed as follows:

I.	Amendment of Program Management Agreements.

Each of the Program Management Agreements is amended by deleting Section “D” thereof entitled “Compensation.”

II.	Sharing of Cost and Expenses Incurred in Connection with the Program Management Agreements.

The Companies agree to share and allocate costs and expenses incurred by ASIS, as reasonably determined by ASIS, in connection with the performance of its duties under the Program Management Agreement. Costs and expenses so determined shall be allocated based upon the following: 1) where practical, ASIS shall allocate specific costs and expenses to the entity ASIS reasonably deems appropriate to bear such cost or expense; or 2) ASIS may allocate costs and expenses on the basis of direct written premium.

III.	Term of Agreement

This agreement is effective the 1st day of January 2002 and shall remain in effect through the last day of the current calendar year. Thereafter, this Agreement shall automatically be renewed on the same terms and conditions for successive one (1) year terms unless any party terminates this agreement as provided in Article III below. On or before each annual anniversary, this agreement will be submitted to the Oklahoma Insurance Department for review and approval.

IV.	Termination

This agreement may be terminated by any party upon written notice given to the other parties.

V.	Miscellaneous

This agreement may be modified from time to time by written agreement of the parties.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and attested by their respective proper officers on the day and date first hereinabove set out, and made effective January 1, 2002.

AMERICAN SAFETY INSURANCE SERVICES, INC.

BY:
TITLE:

AMERICAN SAFETY CASUALTY INSURANCE COMPANY

BY:
TITLE:

AMERICAN SAFETY INDEMNITY COMPANY

BY:
TITLE:

AMERICAN SAFETY RISK RETENTION GROUP, INC.

BY:
TITLE: